EXHIBIT 4

         Set forth below is a summary of acquisitions of beneficial ownership in the Shares of the Issuer by Patricia Frost, effected from August 6, 1994 through the date of this Amendment No. 15.

           NUMBER OF SHARES    PRICE PER                TYPE OF
DATE           ACQUIRED          SHARE               TRANSACTION
- ----       ----------------    ---------             -----------
7/12/96         20,000           14.50            Open Market Transaction

7/12/96         10,000           14.625           Open Market Transaction

7/12/96         10,000           14.75            Open Market Transaction


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